Exhibit 2.15

WPP plc

27 Farm Street

London W1J 5RJ, England

30 April 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

In 2012 WPP Finance 2010, a subsidiary of the Registrant, issued U.S.$500,000,000 3.625% Guaranteed Senior Notes due September 2022 (the “3.625% Notes”) and $300,000,000 5.125% Guaranteed Senior Notes due 2042 (the “5.125% Notes”). The 3.625% Notes and the 5.125% Notes are guaranteed by WPP 2012 Limited (formerly known as WPP plc), WPP Air 1 Limited, WPP 2008 Limited, WPP 2005 Limited, WPP plc and WPP Jubilee Limited.

The Company hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the 3.625% Notes and 5.125% Notes upon request.

Very truly yours, WPP PLC

By:	/s/ Paul W.G. Richardson
Paul W.G. Richardson Group Finance Director